Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

FIRST MERCHANTS CORPORATION

Following are the Articles of Incorporation of First Merchants Corporation (hereinafter referred to as the “Corporation”), a corporation existing pursuant to the provisions of the Indiana Business Corporation Law (hereinafter referred to as the “Act”), restated as of August 15, 2017, and as amended through March 24, 2022:

ARTICLE I

Name

The name of the Corporation is First Merchants Corporation.

ARTICLE II

Purposes

The purposes for which the Corporation is formed are:

Section 1. To operate as a bank holding company.

Section 2. General Powers. To possess, exercise, and enjoy all rights, powers and privileges conferred upon bank holding companies by the Bank Holding Company Act of 1956 as amended and as hereafter amended or supplemented, and all other rights and powers authorized by the laws of the State of Indiana, and the laws of the United States of America applicable to bank holding companies and the regulations of the Board of Governors of the Federal Reserve System.

Section 3. To Deal in Real Property. Subject to the limitations of Section 2 above, to acquire by purchase, exchange, lease or otherwise, and to hold, own, use, construct, improve, equip, manage, occupy, mortgage, sell, lease, convey, exchange or otherwise dispose of, alone or in conjunction with others, real estate and leaseholds of every kind, character and description whatsoever and wheresoever situated, and any other interests therein, including, but without limiting the generality thereof, buildings, factories, warehouses, offices and structures of all kinds.

Section 4. Capacity to Act. Subject to the limitations of Section 2 above, to have the capacity to act possessed by natural persons and to perform such acts as are necessary and advisable to accomplish the purposes, activities and business of the Corporation.

Section 5. To Act as Agent. Subject to the limitations of Section 2 above, to act as agent or representative for any firm, association, corporation, partnership, government or person, public or private, with respect to any activity or business of the Corporation.

Section 6. To Make Contracts and Guarantees. Subject to the limitations of Section 2 above, to make, execute and perform, or cancel and rescind, contracts of every kind and description, including guarantees and contracts of suretyship, with any firm, association, corporation, partnership, government or person, public or private.

Section 7. To Borrow Funds. Subject to the limitations of Section 2 above, to borrow moneys for any activity or business of the Corporation and, from time to time, without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures, notes, trust receipts, and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment thereof, and the interest thereon, by mortgage, pledge, conveyance, or assignment in trust of all or any part of the assets of the Corporation, real, personal or mixed, including contract rights, whether at the time owned or thereafter acquired, and to sell, exchange or otherwise dispose of such securities or other obligations of the Corporation.

Section 8. To Deal in its Own Securities. Subject to the limitations of Section 2 above, to purchase, take, receive or otherwise acquire, and to hold, own, pledge, transfer or otherwise dispose of shares of its own capital stock and other securities. Purchases of the Corporation’s own shares, whether direct or indirect, may be made without shareholder approval only to the extent of unreserved and unrestricted earned surplus available therefor.

ARTICLE III

Period of Existence

The period during which the Corporation shall continue is perpetual.

Article IV

Resident Agent and Principal Office

Section 1. Resident Agent. The name and address of the Corporation’s Resident Agent for service of process is:

Brian T. Hunt

200 East Jackson Street

Muncie, IN 47305

Section 2. Principal Office. The post office address of the principal office of the Corporation is:

200 East Jackson Street

Muncie, IN 47305

ARTICLE V

Authorized Shares

Section 1. Number of Shares. The total number of shares of common stock which the Corporation is to have authority to issue is 100,000,000, all with no par value. The total number of shares of preferred stock the Corporation is to have authority to issue is 500,000, all with no par value.

Section 2. Terms of Shares. The authorized shares of “Common Stock” shall be equal to every other share of Common Stock and shall participate equally with other shares of Common Stock in all earnings and profits of the Corporation and on distribution of assets, either on dissolution, liquidation or otherwise. The authorized shares of “Preferred Stock” shall be equal to every other share of Preferred Stock and shall participate equally with other shares of Preferred Stock. The terms of the Preferred Stock and its relative rights, preferences, limitations or restrictions shall be established by the Board of Directors prior to issuance of any Preferred Stock.

Section 3. Voting Rights. Each holder of Common Stock shall have the right to vote on all matters presented to shareholders and shall be entitled on all matters including elections of Directors to one vote for each share of Common Stock registered in the shareholder’s name on the books of the Corporation. The voting rights of the Preferred Stock, if any, shall be determined by the Board of Directors prior to issuance of the Preferred Stock.

Section 4. 7.50% Non-Cumulative Perpetual Preferred Stock, Series A. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “7.50% Non-Cumulative Perpetual Preferred Stock, Series A” (the “Series A Preferred Stock”). The authorized number of shares of Series A Preferred Stock shall be 10,000. The rights, preferences and other terms of the Series A Preferred Stock are designated as follows (as such rights, preferences and terms may be amended from time to time, these “Articles of Designation”):

1. DEFINITIONS. When used in these Articles of Designation for the Series A Preferred Stock, the following terms shall have the definitions set forth below:

(a) “Articles of Incorporation” means the Articles of Incorporation of the Corporation, as amended from time to time.

(b) “Board of Directors” means the board of directors of the Corporation or any committee thereof duly authorized to act on behalf of such board of directors.

(c) “Business Day” means any day other than a Saturday, Sunday or any other day on which banks in New York, New York or Muncie, Indiana are generally required or authorized by law to be closed.

(d) “Bylaws” means the Amended and Restated Bylaws of the Corporation, as amended from time to time.

(e) “Common Stock” means the common stock, no par value per share, of the Corporation.

(f) “Corporation” means First Merchants Corporation, an Indiana corporation.

(g) “Dividend Payment Date” has the meaning set forth in Section 4(b) of these Articles of Designation.

(h) “Dividend Period” has the meaning set forth in Section 4(b) of these Articles of Designation.

(i) “Dividend Rate” has the meaning set forth in Section 4(b) of these Articles of Designation.

(j) “DTC” means The Depository Trust Company and its successors or assigns, acting as depositary.

(k) “Effective Date” means the date on which shares of the Series A Preferred Stock are first issued.

(l) “Federal Reserve” means the Board of Governors of the Federal Reserve System and its delegates.

(m) “Holder” means, with respect to any shares of Series A Preferred Stock, the Person in whose name such shares of Series A Preferred Stock are registered.

(n) “Junior Stock” has the meaning set forth in Section 3 of these Articles of Designation.

(o) “Liquidation Amount” has the meaning set forth in Section 6(a) of these Articles of Designation.

(p) “Officer” means the chief executive officer, president, chief financial officer, chief accounting officer, treasurer, any vice president, the secretary or any assistant secretary of the Corporation.

(q) “Original Issue Date” means the first date on which any share of Series A Preferred Stock is issued and outstanding.

(r) “Parity Stock” has the meaning set forth in Section 3 of these Articles of Designation.

(s) “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

(t) “Preferred Stock” shall mean the authorized preferred stock, no par value per share, of the Corporation.

(u) “Preferred Stock Directors” has the meaning set forth in Section 8(a) of these Articles of Designation.

(v) “Record Date” has the meaning set forth in Section 4(b) of these Articles of Designation.

(w) “Registrar” shall mean the Transfer Agent acting in its capacity as registrar for the Series A Preferred Stock, and its successors and assigns.

(x) “Regulatory Capital Treatment Event” means a good-faith determination by the Corporation that, as a result of (i) any amendment to, or change in, the laws, rules or regulations of the United States or any political subdivision of or in the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other appropriate federal bank regulatory agencies) that is enacted or becomes effective after the initial issuance of any share of the Series A Preferred Stock; (ii) any proposed change in those laws, rules or regulations that is announced after the initial issuance of any share of the Series A Preferred Stock; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules or regulations or policies with respect thereto that is announced or becomes effective after the initial issuance of any share of the Series A Preferred Stock, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full Liquidation Amounts of the shares of the Series A Preferred Stock then outstanding as “Additional Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy standards of Federal Reserve Regulation Q, 12 C.F.R. Part 217 (or, as and if applicable, the successor capital adequacy guidelines, rules or regulations of the Federal Reserve or the capital adequacy guidelines, rules or regulations of any successor appropriate federal banking agency), as then in effect and applicable, for as long as any share of the Series A Preferred Stock is outstanding.

(y) “Transfer Agent” means Broadridge Corporate Issuer Solutions, Inc., acting as the transfer agent and the registrar for the Series A Preferred Stock, and its successors and assigns, including any successor transfer agent appointed by the Corporation.

2. CHANGE IN NUMBER OF SHARES. The designated number of shares of Series A Preferred Stock may be increased or may be decreased (but not below the number of shares of Series A Preferred Stock then outstanding) from time to time by the Board of Directors. Shares of outstanding Series A Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series, and the aggregate number of shares of Preferred Stock designated as Series A Preferred Stock shall be reduced automatically by a corresponding amount.

3. RANK. The Series A Preferred Stock will rank, with respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up of the Corporation, (a) senior to the Common Stock and to each class or series of the Corporation’s capital stock that the Corporation may issue on or after the Effective Date the terms of which do not expressly provide that it ranks on parity with or senior to the Series A Preferred Stock as to dividend and distribution rights and rights on liquidation, dissolution or winding-up of the Corporation (the “Junior Stock”); and (b) on parity with, or equally to, each class or series of the Corporation’s capital stock that the Corporation may issue on or after the Effective Date the terms of which expressly provide that such class or series ranks on parity with, or equally to, the Series A Preferred Stock as to dividend and distribution rights and rights on liquidation, dissolution or winding-up of the Corporation (collectively, the “Parity Stock”).

4. DIVIDENDS.

(a) From and after the Effective Date, Holders shall be entitled to receive, when, as and if authorized and declared by the Board of Directors, out of legally available funds, on a non-cumulative basis, cash dividends in the amount determined as set forth in Section 4(b) of these Articles of Designation, and no more.

(b) Subject to Section 4(a) of these Articles of Designation, Holders shall be entitled to receive non-cumulative cash dividends at a rate equal to (i) 7.50% (the “Dividend Rate”) per annum on the Liquidation Amount for each share of the Series A Preferred Stock from the Original Issue Date for that share computed in accordance with Section 4(d) of these Articles of Designation and payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing on May 15, 2022 (each such date, subject to adjustment as provided below, a “Dividend Payment Date”). Each dividend will be payable to Holders of record as they appear in the records of the Corporation at the close of business on the 15th day of the month in which the relevant Dividend Payment Date occurs or such other date, not exceeding 30 days or less than 15 days before the applicable Dividend Payment Date, as shall be fixed by the Board of Directors (each, a “Record Date”). Each period from and including a Dividend Payment Date to but excluding the following Dividend Payment Date is herein referred to as a “Dividend Period,” except that the initial Dividend Period for shares of Series A Preferred Stock issued on the Effective Date will commence on and include February 15, 2022 and will end on and exclude May 15, 2022.

(c) If a day that would otherwise be a Dividend Payment Date is not a Business Day, then such date will nevertheless be a Dividend Payment Date but dividends on the Series A Preferred Stock for the applicable Dividend Period, when, as and if declared, will be paid on the next succeeding Business Day (without adjustment in the amount of the dividend per share of the Series A Preferred Stock).

(d) The amount of the dividend computed per share of Series A Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation shall be rounded to the nearest cent, with one-half cent being rounded upwards. Dividends on the Series A Preferred Stock shall cease to accrue on the redemption date, if any, as described in Section 5 of these Articles of Designation, unless the Corporation defaults in the payment of the redemption price for the shares of the Series A Preferred Stock called for redemption.

(e) Dividends on the Series A Preferred Stock are non-cumulative. If the Board of Directors does not declare a dividend on the Series A Preferred Stock for any Dividend Period or if the Board of Directors declares less than a full dividend in respect of any Dividend Period, the Holders will have no right to receive any dividend or a full dividend, as the case may be, for the applicable Dividend Period, and the Corporation will have no obligation to pay a dividend or to pay full dividends for that Dividend Period, whether or not dividends are declared and paid for any subsequent Dividend Period with respect to the Series A Preferred Stock or the Common Stock or any other class or series of the Corporation’s capital stock.

(f) If full dividends on all outstanding shares of the Series A Preferred Stock for the most recently completed Dividend Period have not been declared and paid or set aside for payment, the Corporation shall not declare or pay dividends with respect to, or redeem, purchase or acquire any of, its Junior Stock during the next succeeding Dividend Period, other than:

(i) dividends payable solely in Junior Stock;

(ii) redemptions, purchases or other acquisitions of Junior Stock in connection with any benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment or shareholder stock purchase plan;

(iii) any declaration of a dividend in connection with any shareholders’ rights plan, or the issuance of rights, stock or other property under any shareholders’ rights plan, or the redemption or repurchase of rights pursuant thereto; and

(iv) conversions into or exchanges for other Junior Stock and cash solely in lieu of fractional shares of the Junior Stock.

If dividends for any Dividend Payment Date are not paid in full on the shares of the Series A Preferred Stock and there are issued and outstanding shares of Parity Stock for which such Dividend Payment Date is also a scheduled dividend payment date, then all dividends declared on shares of the Series A Preferred Stock and such Parity Stock on such date shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as full dividends (or equivalent) per share on the shares of the Series A Preferred Stock and all such Parity Stock otherwise payable on such Dividend Payment Date (subject to their having been declared by the Board of Directors out of legally available funds and including, in the case of any such Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other.

(g) Payments of cash for dividends will be delivered to Holders or, if any interests in the Series A Preferred Stock are held through depositary shares, through the processes set by DTC.

(h) Notwithstanding anything to the contrary contained herein, no dividends on shares of Series A Preferred Stock shall be declared by the Board of Directors or paid by the Corporation (i) if such dividend is restricted or prohibited by law, or (ii) if the Corporation has, with respect to payment of such dividend, not received any requisite regulatory approval.

5. REDEMPTION.

(a) The Series A Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions and Holders of Series A Preferred Stock (and, for the avoidance of doubt, holders of any depositary shares representing proportional interests in the Series A Preferred Stock) will have no right to require the redemption or repurchase of Series A Preferred Stock. Subject to Section 5(b) of these Articles of Designation, the Series A Preferred Stock is not redeemable prior to August 15, 2025. On any Dividend Payment Date on or after that date, the Series A Preferred Stock will be redeemable at the option of the Corporation, in whole or in part, for cash at a redemption price per share equal to the Liquidation Amount, plus any declared and unpaid dividends, without accumulation of undeclared dividends.

(b) Notwithstanding the foregoing, at any time within 90 days following a Regulatory Capital Treatment Event, the Corporation, at its option, may redeem, all (but not less than all) of the shares of the Series A Preferred Stock at the time outstanding, at a redemption price per share equal to the Liquidation Amount, plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Redemption or repurchase of the Series A Preferred Stock is subject to receipt of prior approval of the Federal Reserve (or another successor bank regulatory authority that may become the Corporation’s appropriate federal banking agency as defined in 12 U.S.C. § 1813, as amended) and any other applicable banking regulators and to the satisfaction of any conditions set forth in the capital standards, guidelines or regulations of the Federal Reserve (or another successor bank regulatory authority that may become the Corporation’s appropriate federal banking agency) applicable to redemption of the Series A Preferred Stock.

(c) If shares of Series A Preferred Stock are to be redeemed, the notice of redemption shall be given by first-class mail to the Holders of the shares of Series A Preferred Stock to be redeemed, mailed at least 30 days and no more than 60 days prior to the date fixed for redemption thereof (provided that, if any depositary shares representing proportional interests in the Series A Preferred Stock are held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth: (i) the redemption date; (ii) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares of Series A Preferred Stock held by a Holder are to be redeemed, the number of such shares of Series A Preferred Stock to be redeemed from such Holder; (iii) the redemption price; (iv) the place or places where the certificates representing shares of Series A Preferred Stock are to be surrendered for payment of the redemption price; and (v) that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accrue on the redemption date. If notice of redemption of any shares of Series A Preferred Stock has been duly given and if the funds necessary for such redemption have been deposited in trust by the Corporation for the benefit of the Holders of any shares of Series A Preferred Stock so called for redemption, then, on and after the redemption date, dividends will cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the Holders of such shares of Series A Preferred Stock will terminate, except the right to receive the redemption price plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Any notice of redemption, once given, shall be irrevocable.

(d) In case of any redemption of only a portion of the shares of Series A Preferred Stock at the time outstanding, the shares of Series A Preferred Stock to be redeemed shall be selected either pro rata, by lot or in such other manner as the Corporation may determine to be equitable and permitted by the rules of DTC and the Nasdaq Global Select Market (or the rules of any other stock exchange on which the Series A Preferred Stock or any related depositary shares are listed).

6. LIQUIDATION.

(a) In the event the Corporation voluntarily or involuntarily liquidates, dissolves or winds up, the Holders at the time shall be entitled to receive liquidating distributions in the amount of $2,500 per share of Series A Preferred Stock (the “Liquidation Amount”), plus an amount equal to any declared but unpaid dividends thereon to and including the date of such liquidation, without accumulation of any undeclared dividends, out of assets legally available for distribution to the Corporation’s shareholders, before any distribution of assets is made to the holders of the Common Stock or any other Junior Stock. After payment of the full amount of such liquidating distributions, the Holders will not be entitled to any further participation in any distribution of assets by, and shall have no right or claim to any remaining assets of, the Corporation.

(b) In the event the assets of the Corporation available for distribution to shareholders upon any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, are insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series A Preferred Stock and the corresponding amounts payable on any Parity Stock, Holders and the holders of such Parity Stock shall share ratably in any distribution of assets of the Corporation in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

(c) For purposes of Section 6 of these Articles of Designation, the Corporation’s merger with or into any other entity, the merger of any other entity with or into the Corporation, the conversion of the Corporation into another entity or the sale of all or substantially all of the Corporation’s property or business will not constitute its liquidation, dissolution or winding-up.

7. MATURITY. The Series A Preferred Stock shall be perpetual.

8. VOTING RIGHTS. The holders of Series A Preferred Stock shall not have any voting rights except as set forth below or as otherwise specifically required by the Indiana Business Corporation Law.

(a) Right to Elect Two Directors upon Nonpayment Events.

(i) When the dividends on the Series A Preferred Stock or on any other class or series of Parity Stock that has voting rights equivalent to those of the Series A Preferred Stock have not been declared and paid in full for at least six Dividend Periods or their equivalent (whether or not consecutive), the authorized number of directors then constituting the Board of Directors will be automatically increased by two. In that case, Holders of Series A Preferred Stock and the holders of all other classes and series of Parity Stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote for the election of the two additional directors, voting together as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference (including, in the case of the Series A Preferred Stock, the aggregate Liquidation Amounts) of the outstanding shares of such class or series, will be entitled to elect the two additional members of the Board of Directors (the “Preferred Stock Directors”) at any annual or special meeting of shareholders at which directors are to be elected or any special meeting of the Holders of Series A Preferred Stock and holders of any Parity Stock for which dividends have not been paid, called as provided below, but only if the election of any Preferred Stock Directors would not cause the Corporation to violate the applicable corporate governance requirement of the Nasdaq Global Select Market (or any other exchange on which the Corporation’s securities may be listed) that listed companies must have a majority of independent directors. In addition, the Board of Directors shall at no time have more than two Preferred Stock Directors.

(ii) At any time after this voting power has vested as described above, the Corporation’s Secretary may, and upon the written request of holders of record (including, in the case of the Series A Preferred Stock, the Holders) of at least 20% of the outstanding shares of Series A Preferred Stock and such Parity Stock (addressed to the Corporate Secretary at the Corporation’s principal office) must, call a special meeting of the Holders of Series A Preferred Stock and holders of such Parity Stock for the election of the Preferred Stock Directors; provided, however, that if such request is received less than 90 calendar days prior to the date fixed for the next annual or special meeting of the shareholders of the Corporation, such election shall be held at such next annual or special meeting. Notice for a special meeting shall be given in a similar manner to that provided in the Bylaws for a special meeting of the shareholders, which the Corporation shall provide upon request, or as required by law. If the Corporation’s Corporate Secretary is required to call a meeting but does not do so within 20 days after receipt of any such request, then any Holder of shares of Series A Preferred Stock may (at the Corporation’s expense) call such meeting, upon notice as provided in the Articles of Incorporation and this Section 8 of these Articles of Designation, and for that purpose will have access to the Corporation’s share transfer records. The Preferred Stock Directors elected at any such special meeting shall hold office until the next annual meeting of the Corporation’s shareholders unless such directorships have been previously terminated as described below. In case any vacancy occurs among the Preferred Stock Directors, a successor will be elected by the Board of Directors to serve until the next annual meeting of the shareholders and until his or her successor is duly elected and qualified upon the nomination by the remaining Preferred Stock Director or if none remains in office, by the vote of the Holders of record of the outstanding shares of Series A Preferred Stock and holders of all Parity Stock, voting as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series. The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

(iii) Whenever full dividends have been paid or declared and set aside for payment on the Series A Preferred Stock and any non-cumulative Parity Stock for at least 12 consecutive months and all dividends on any cumulative Parity Stock have been paid in full, then the right of the Holders of Series A Preferred Stock and the holders of any Parity Stock to elect the Preferred Stock Directors will cease (but subject always to the same provisions for the vesting of these voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods, but with the number of Dividend Periods in which dividends have not been declared and paid being deemed to have been reset to zero), the terms of office of all Preferred Stock Directors shall immediately terminate and the number of directors constituting the Board of Directors shall be automatically reduced accordingly.

(b) Other Voting Rights. So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by the Articles of Incorporation, the Bylaws or the Indiana Business Corporation Law, the affirmative vote or consent of the Holders of at least two-thirds of the outstanding shares of Series A Preferred Stock and holders of any class or series of Parity Stock upon which like voting rights have been conferred and are exercisable and are then outstanding, voting together as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference (including, in the case of the Series A Preferred Stock, the aggregate Liquidation Amounts) of the outstanding shares of such class or series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i) Certain Amendments to the Articles of Incorporation. Any amendment of the Articles of Incorporation to authorize, create or designate, or increase the authorized or designated amount of, any shares of any class or series of stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or distribution of assets on the Corporation’s liquidation, dissolution or winding-up, as well as any amendment of the Articles of Incorporation that would alter or change the voting powers, limitations, preferences or relative rights of the Series A Preferred Stock so as to affect them adversely; provided that the amendment of the Articles of Incorporation so as to authorize, create or designate, or to increase the authorized or designated amount of, any shares of any class or series, or any securities convertible into, or exercisable or exchangeable for, shares of any class or series, of stock of the Corporation ranking on parity with or junior to the Series A Preferred Stock with respect to the payment of dividends and in the distribution of assets on the Corporation’s liquidation, dissolution or winding-up, shall not be deemed to adversely affect or change the voting powers, limitations, preferences or relative rights of the Series A Preferred Stock; or

(ii) Certain Mergers. Any merger of the Corporation with or into any entity other than a corporation (or comparable foreign entity), or any merger of the Corporation with or into any corporation (or comparable foreign entity) unless either (a) the Series A Preferred Stock remains outstanding following the transaction, or (b) the Holders of the Series A Preferred Stock are issued a class or series of preferred stock of the surviving or resulting corporation (or comparable foreign entity) or a corporation (or comparable foreign entity) controlling such corporation (or comparable foreign entity), having voting powers, preferences and special rights that are substantially identical to those of the Series A Preferred Stock.

(c) Sections 8(a) and (b) of these Articles of Designation shall not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust by the Corporation for the benefit of Holders of Series A Preferred Stock to effect the redemption.

(d) Except as expressly provided in this Section 8 of these Articles of Designation, each Holder of Series A Preferred Stock will have one vote per share on any matter on which Holders of Series A Preferred Stock are entitled to vote, including any action by written consent. The Holders of the Series A Preferred Stock shall have exclusive voting rights on any amendment to these Articles of Designation that would alter only the contract rights, as expressly set forth in these Articles of Designation, of the Series A Preferred Stock, to the fullest extent permitted by the Indiana Business Corporation Law.

9. TRANSFER AGENT, REGISTRAR AND PAYING AGENT. The duly appointed Transfer Agent and Registrar for the Series A Preferred Stock shall initially be Broadridge Corporate Issuer Solutions, Inc., and the paying agent for the Series A Preferred Stock shall initially be Broadridge Corporate Issuer Solutions, Inc. The Corporation may, in its sole discretion, remove the Transfer Agent, Registrar, and paying agent; provided that the Corporation shall appoint a successor Transfer Agent, Registrar and paying agent who shall accept such appointment prior to the effectiveness of such removal.

10. TITLE. The Corporation, Transfer Agent, Registrar and any paying agent shall be entitled to treat the Holder of any shares of Series A Preferred Stock as the absolute owner of those shares for the purpose of making payment and for all other purposes

11. NOTICES. All notices referred to herein shall be in writing and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of these Articles of Designation) with postage prepaid, addressed: (i) if to the Corporation, to the principal executive office of the Corporation or to the Transfer Agent at its principal office in the United States of America, or other agent of the Corporation designated as permitted by these Articles of Designation, or (ii) if to any Holder or any holder of shares of any other class or series of the Corporation’s capital stock, as the case may be, to such Holder or holder at the address of such Holder or holder as listed in the share transfer records of the Corporation (which may include the records of any Transfer Agent for the Series A Preferred Stock or such other class or series of capital stock, as the case may be), or (iii) to such other address as the Corporation or any such Holder or holder, as the case may be, shall have designated by notice similarly given.

12. NO PREEMPTIVE RIGHTS. No share of Series A Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

13. NO OTHER RIGHTS. The shares of Series A Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Articles of Incorporation or as provided by applicable law.

14. CERTIFICATES. The Corporation may at its option issue shares of Series A Preferred Stock without certificates. To the extent any certificates are issued with respect to shares of Series A Preferred Stock, the Corporation shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Registrar. The Corporation shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Corporation and the Registrar of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Registrar or the Corporation.

ARTICLE VI

Requirements Prior to Doing Business

The Corporation will not commence business until consideration of the value of at least One Thousand Dollars ($1,000.00) has been received for the issuance of shares.

ARTICLE VII

Directors

Section 1. Number. The number of Directors of the Corporation shall not be less than nine (9) nor more than twenty-one (21), as may be specified from time to time by the Bylaws. The Directors shall be classified, with respect to the time for which they severally hold office, into three (3) classes as nearly equal in number as possible, as shall be specified in the Bylaws, one class to be elected for a term expiring at each annual meeting of shareholders, with each Director to hold office until the Director’s successor is elected and qualified. At each annual meeting of shareholders, the successor of each Director whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of the Director’s election, or until the Director’s successor is elected and qualified.

Section 2. Qualifications of Directors. Directors need not be shareholders of the Corporation.

ARTICLE VIII

Incorporator(s)

The name and post office address of the incorporator of the Corporation is:

Stefan S. Anderson

200 East Jackson Street

Muncie, IN 47305

ARTICLE IX

Provisions for Regulation of Business

and Conduct of Affairs of Corporation

Section 1. Meetings of Shareholders. Meetings of shareholders of the Corporation shall be held at such place, within or without the State of Indiana, as may be specified in the notices or waivers of notice of such meetings.

Section 2. Meetings of Directors. Meetings of Directors of the Corporation shall be held at such place, within or without the State of Indiana, as may be specified in the notices or waivers of notice of such meetings. A member of the Board of Directors or of a committee designated by the Board may participate in a meeting of the Board or committee by means of a conference telephone or similar communications equipment by which all persons participating in the meeting can communicate with each other, and participation by these means constitutes presence in person at the meeting.

Section 3. Consideration for Shares. Shares of stock of the Corporation shall be issued or sold in such manner and for such amount of consideration as may be fixed from time to time by the Board of Directors.

Section 4. Bylaws of the Corporation. The Board of Directors, unless otherwise provided in the Bylaws or in these Articles of Incorporation, may by a majority vote of the actual number of Directors elected and qualified from time to time make, alter, amend or repeal the Bylaws.

The Board of Directors may, by resolution adopted by a majority of the actual number of Directors elected and qualified, from time to time, designate from among its members an executive committee and one or more other committees, each of which, to the extent provided in the resolution, the Articles of Incorporation, or the Bylaws, may exercise all of the authority of the Board of Directors of the Corporation, including, but not limited to, the authority to issue and sell or approve any contract to issue and sell, securities or shares of the Corporation or designate the terms of a series of a class of securities or shares of the Corporation. The terms which may be affixed by each such committee include, but are not limited to, the price, dividend rate, and provisions of redemption, a sinking fund, conversion, voting or preferential rights or other features of securities or class or series of a class of shares. Each such committee may have full power to adopt a final resolution which sets forth those terms and to authorize a statement of such terms to be filed with the Secretary of State. However, no such committee has the authority to declare dividends or distributions, amend the Articles of Incorporation or the Bylaws, approve a plan of merger or consolidation even if such plan does not require shareholder approval, reduce earned or capital surplus, authorize or approve the reacquisition of shares unless pursuant to a general formula or method specified by the Board of Directors, or recommend to the shareholders a voluntary dissolution of the Corporation or a revocation thereof. No member of any such committee shall continue to be a member thereof after the member ceases to be a Director of the Corporation. The calling and holding of meetings of any such committee and its method of procedure shall be determined by the Board of Directors. A member of the Board of Directors shall not be liable for any action taken by any such committee if the Director is not a member of that committee and has acted in good faith and in a manner the Director reasonably believes is in the best interest of the Corporation.

Section 5. Consent Action by Shareholders. Any action required by statute to be taken at a meeting of the shareholders, or any action which may be taken at a meeting of the shareholders, may be taken without a meeting if, prior to such action, a consent in writing, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote with respect to the subject matter thereof, and such written consent is filed with the minutes of the proceedings of the shareholders.

Section 6. Consent Action by Directors. Any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting, if prior to such action a written consent to such action is signed by all members of the Board of Directors or such committee, as the case may be, and such written consent is filed with the minutes of proceedings of the Board of Directors or committee.

Section 7. Interest of Directors in Contracts. Any contract or other transaction between the Corporation or any corporation in which this Corporation owns a majority of the capital stock shall be valid and binding, notwithstanding that the Directors or officers of this Corporation are identical or that some or all of the Directors or officers, or both, are also directors or officers of such other corporation.

Any contract or other transaction between the Corporation and one or more of its Directors or members or employees, or between the Corporation and any firm of which one or more of its Directors are members or employees or in which they are interested, or between the Corporation and any corporation or association of which one or more of its Directors are stockholders, members, directors, officers, or employees, or in which they are interested, shall be valid for all purposes notwithstanding the presence of such Director or Directors at the meeting of the Board of Directors of the Corporation which acts upon, or in reference to, such contract or transaction and notwithstanding their participation in such action, if the fact of such interest shall be disclosed or known to the Board of Directors and the Board of Directors shall authorize, approve and ratify such contract or transaction by a vote of a majority of the Directors present, such interested Director or Directors to be counted in determining whether a quorum is present, but not to be counted in calculating the majority of such quorum necessary to carry such vote. This Section shall not be construed to invalidate any contract or other transaction which would otherwise be valid under the common and statutory law applicable thereto.

Section 8. Indemnification of Directors, Officers, Employees and Agents. Every person who is or was a Director, officer, employee or agent of this Corporation or of any other corporation for which the person is or was serving in any capacity at the request of this Corporation shall be indemnified by this Corporation against any and all liability and expense that may be incurred by such person in connection with or resulting from or arising out of any claim, action, suit or proceeding, provided that such person is wholly successful with respect thereto or acted in good faith in what such person reasonably believed to be in or not opposed to the best interest of this Corporation or such other corporation, as the case may be, and, in addition, in any criminal action or proceeding in which such person had no reasonable cause to believe that his or her conduct was unlawful. As used herein, “claim, action, suit or proceeding” shall include any claim, action, suit or proceeding (whether brought by or in the right of this Corporation or such other corporation or otherwise), civil, criminal, administrative or investigative, whether actual or threatened or in connection with an appeal relating thereto, in which a Director, officer, employee or agent of this Corporation may become involved, as a party or otherwise,

(i)	by reason of such person’s being or having been a Director, officer, employee, or agent of this Corporation or such other corporation or arising out of his or her status as such or

(ii)	by reason of any past or future action taken or not taken by such person in any such capacity, whether or not he or she continues to be such at the time such liability or expense is incurred.

The terms “liability” and “expense” shall include, but shall not be limited to, attorneys’ fees and disbursements, amounts of judgments, fines or penalties, and amounts paid in settlement by or on behalf of a Director, officer, employee, or agent, but shall not in any event include any liability or expenses on account of profits realized by such person in the purchase or sale of securities of the Corporation in violation of the law. The termination of any claim, action, suit or proceeding, by judgment, settlement (whether with or without court approval) or conviction or upon a plea of guilty or of nolo contendere, or its equivalent, shall not create a presumption that a Director, officer, employee, or agent did not meet the standards of conduct set forth in this paragraph.

Any such Director, officer, employee, or agent who has been wholly successful with respect to any such claim, action, suit or proceeding shall be entitled to indemnification as a matter of right. Except as provided in the preceding sentence, any indemnification hereunder shall be made only if (i) the Board of Directors acting by a quorum consisting of Directors who are not parties to or who have been wholly successful with respect to such claim, action, suit or proceeding shall find that the Director, officer, employee, or agent has met the standards of conduct set forth in the preceding paragraph; or (ii) independent legal counsel shall deliver to the Corporation their written opinion that such Director, officer, employee, or agent has met such standards of conduct.

If several claims, issues or matters of action are involved, any such person may be entitled to indemnification as to some matters even though he or she is not entitled as to other matters.

The Corporation may advance expenses to or, where appropriate, may at its expense undertake the defense of any such Director, officer, employee, or agent upon receipt of an undertaking by or on behalf of such person to repay such expenses if it should ultimately be determined that he or she is not entitled to indemnification hereunder.

The provisions of this Section shall be applicable to claims, actions, suits or proceedings made or commenced after the adoption hereof, whether arising from acts or omissions to act during, before or after the adoption hereof.

The rights of indemnification provided hereunder shall be in addition to any rights to which any person concerned may otherwise be entitled by contract or as a matter of law and shall inure to the benefit of the heirs, executors and administrators of any such person.

The Corporation may purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation against any liability asserted against such person and incurred by such person in any capacity or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Section or otherwise.

Section 9. Distributions Out of Capital Surplus. The Board of Directors of the Corporation may from time to time distribute to its shareholders out of the capital surplus of the Corporation a portion of its assets, in cash or property, without the assent or vote of the shareholders, provided that with respect to such a distribution the requirements of the Act other than shareholder approval are satisfied.

Section 10. Powers of Directors. In addition to the powers and the authority granted by these Articles or by statute expressly conferred, the Board of Directors of the Corporation is hereby authorized to exercise all powers and to do all acts and things as may be exercised or done under the laws of the State of Indiana by a corporation organized and existing under the provisions of the Act and not specifically prohibited or limited by these Articles.

Section 11. Removal of Directors. Any and all members of the Board of Directors may be removed, with or without cause, at a meeting of the shareholders called expressly for that purpose by the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding shares of capital stock then entitled to vote on the election of Directors, except that if the Board of Directors, by an affirmative vote of at least two-thirds (2/3) of the entire Board of Directors, recommends removal of a Director to the shareholders, such removal may be effected by the affirmative vote of the holders of not less than a majority of the outstanding shares of capital stock then entitled to vote on the election of Directors at a meeting of shareholders called expressly for that purpose.

Section 12. Fair Price, Form of Consideration and Procedural Safeguards for Certain Business Combinations.

(A) The affirmative vote of the holders of not less than three-fourths (3/4) of the Voting Shares (as hereinafter defined) of the Corporation shall be required for the authorization or adoption, except as provided in subsection (D) of this Section, of the following transactions:

1.	Any merger or consolidation of the Corporation or its subsidiary or subsidiaries (as hereinafter defined) with or into either of the following:

(a)	10% Shareholders (as hereinafter defined); or

(b)	Any other corporation (whether or not itself a 10% Shareholder) which, after such merger or consolidation, would be an Affiliate (as hereinafter defined) of a 10% Shareholder.

2.

Any sale, lease, exchange, transfer or other disposition (including, without limitation, the granting of a mortgage or other security interest) to or with any 10% Shareholder of any material part of the assets of the Corporation or any of its subsidiaries; and

3.	A liquidation or dissolution of the Corporation or any material subsidiary thereof or adoption of any plan with respect thereto.

4.

Any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its subsidiaries or any other transaction (whether or not with or into or otherwise involving a 10% Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any subsidiary which is directly or indirectly owned by any 10% Shareholder; and

5.	Any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing clauses (A)1. through (A)4.

(B) Prior to the approval of any of the transactions referred to in subsection (A) of this section (“Business Combination”), the Board of Directors of the Corporation shall make an evaluation of all relevant factors and issues arising out of or in connection with any such Business Combination and shall report to the shareholders the conclusion which the Board of Directors reaches from such evaluation. Relevant factors and issues shall include consideration of the impact which any such Business Combination will have on the community in which the Corporation or its subsidiaries conducts business, the employees of the Corporation or any of its subsidiaries, and the suppliers and customers of the Corporation and its subsidiaries, and shall also include any and all other factors which the Board of Directors in its discretion deems relevant.

(C) The following definitions shall apply when used in this Section:

1.

“10% Shareholder” shall mean, in respect of any Business Combination, any person (other than the Corporation) who or which, as of the record date for the determination of shareholders entitled to notice of and to vote on such Business Combination or immediately prior to the consummation of any such Business Combination:

(a)

Is the beneficial owner (as determined in accordance with Rule 13d-3 promulgated by the Securities and Exchange Commission) (“Beneficial Owner”), directly or indirectly, of not less than ten percent (10%) of the Voting Shares; or

(b)

Is an Affiliate (as hereinafter defined) of the Corporation and at any time within two years prior thereto was the Beneficial Owner, directly or indirectly, of not less than ten percent (10%) of the then outstanding Voting Shares; or

(c)

Any individual, corporation, partnership or other person or entity which, together with any of its Affiliates (as hereinafter defined), beneficially owns in the aggregate more than ten percent (10%) of the Voting Shares of the Corporation.

2.	“Voting Shares” includes:

(a)	Any securities of the Corporation which are entitled to vote on any matter referred to in this Section;

(b)	Any securities, including but not limited to, preferred stock, bonds, debentures, or options, which can be converted into voting securities at the time of the vote referred to in this Section; and

(c)	Security agreements of any nature for which voting securities are pledged as collateral.

3.	“Affiliate” shall include all persons who would be defined as affiliates under Rule 12b-2 under the Securities Exchange Act of 1934.

4.

“Subsidiary” means any corporation of which a majority of any class of equity securities (as defined in Rule 3a 11-1 of the general rules and regulations under the Securities Exchange Act of 1934) are owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of a 10% Shareholder set forth above, the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

5.	“Fair Market Value” means:

(1) In the case of stock, in the absence of any determination price as established on a national, regional, or local exchange or over-the-counter market, or in the absence of any market-maker dealing in the stock on a regular basis, the fair market value of such stock on the date in question as determined by the Board in good faith; and

(2) In the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board in good faith.

(D) The additional voting requirement set forth in subsection (A) above shall not be applicable, and any such Business Combination shall require the affirmative vote of two-thirds (2/3) of the Voting Shares, if one of the following occurs:

1. The Business Combination shall have been approved by two-thirds (2/3) of the Directors of the Corporation; or

2. All of the following conditions shall have been met:

(a) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the greater of (i) and (ii), where (i) is the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the 10% Shareholder or any other party for any shares of Common Stock acquired within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the “Announcement Date”) or, if higher, the per share price paid in the transaction in which the 10% Shareholder became a 10% Shareholder, and (ii) is the per share book value of the Corporation reported at the end of the fiscal quarter immediately preceding the later of any public announcement of any proposed Business Combination or the meeting date on which the shareholders are to consider the proposed Business Combination;

(b) The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the 10% Shareholder has previously paid for shares of such class of Voting Stock. If the 10% Shareholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it;

(c) A proxy or information statement describing the proposed merger or consolidation and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to shareholders of the Corporation at least thirty (30) days prior to the meeting of shareholders called to consider the proposed Business Combination or, if no meeting, thirty (30) days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

ARTICLE X

Amendments

These Articles of Incorporation may be amended at any time, subject to the provisions of this Article, by the affirmative vote of a majority of the outstanding shares of stock of the Corporation entitled to vote on such amendment. No amendment shall be adopted which shall repeal, modify, amend, alter or diminish in any way the provisions of Article V, Section 1 of Article VII, Section 4 of Article IX, Section 11 of Article IX, Section 12 of Article IX, or this Article X without the affirmative vote of three-fourths (3/4) of the outstanding shares of stock of the Corporation entitled to vote on such amendment.

The Bylaws of the Corporation may be amended as provided herein and therein except that no amendment shall in any way repeal, modify, amend, alter or diminish the provisions of this Article or the other provisions of the Articles of Incorporation referenced in this Article.